Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-237732, 333-252151, 333-263394, 333-270268, 333-277483 and 333-285271 on Form S-8 of our report dated March 4, 2026, relating to the financial statements of Keros Therapeutics, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 4, 2026